Exhibit 10.2
AGREEMENT

    THIS AGREEMENT is entered into between BorgWarner Inc., including past, present and future predecessors, successors, parents, affiliates and subsidiaries (“BorgWarner”) and Isabelle McKenzie ("Employee"), and is effective as of the date of Employee’s date of employment or transfer (the "Effective Date").

    For good and valuable consideration, to which Employee would not otherwise be entitled without entering into this Agreement, including: (a) the promises and covenants contained in this Agreement; (b) Employee’s employment or continued employment with BorgWarner; (c) Employee’s access to and use of BorgWarner’s Confidential Information (defined below) and trade secrets, including the goodwill in, and key information about, its Customers (defined below) and employees; (d) the specialized training BorgWarner provides to Employee; and (e) other good and valuable monetary consideration, BorgWarner and Employee agree as follows:

CONFIDENTIAL INFORMATION

1.    Employee acknowledges BorgWarner’s lawful right to protect confidential and trade secret information that is created and/or used in its business and which is not generally known by the public, including but not limited to proprietary or customized software and databases; manufacturing processes, product formulas, research and development; engineering designs, source codes, and methods; BorgWarner’s confidential records pertaining to its Customers, including key Customer contact information; contract terms and related information; confidential business opportunities; strategies for advertising and marketing; confidential business processes, plans and strategies, including training, policies and procedures; loan or product documents and forms; personnel compensation (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that BorgWarner maintains as confidential (“Confidential Information”). Employee specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Employee in the course of or as a result of Employee’s employment with BorgWarner. Confidential Information does not include information that is or may become known to Employee or to the public from sources outside BorgWarner or through means other than a breach of this Agreement or disclosed by Employee after written approval from BorgWarner.

2.    Employee agrees that, both during the term of employment and following termination thereof, Employee will not, directly or indirectly:

A.reveal to any person (except as required in Employee's duties to BorgWarner or unless authorized in writing to do so by BorgWarner) any Confidential Information, or any other information relating to Employee’s work that is not known generally to the trade and to the public, which either belongs to BorgWarner, an affiliate of BorgWarner (that is, an entity which controls, is controlled by, is under control of or is under common control with BorgWarner), or to third parties with whom BorgWarner, directly or indirectly, has contractual obligations in regard to confidentiality;

B.use any such Confidential Information other than for BorgWarner’s benefit;

C.disclose to BorgWarner, or use, any information of a third party which Employee is obligated to maintain in confidence, whether under agreement with a former employer or otherwise; and

D.work for any other person or concern that in any way may conflict with Employee’s obligations to BorgWarner.

3.            Duration of Confidential Information and Trade Secrets.  Subject to applicable law, this obligation of non-disclosure shall begin immediately when Employee first has access to Confidential Information and last until the time the Confidential Information becomes public knowledge other than as a result of Employee’s direct or indirect breach of this Agreement. In jurisdictions that require a definitive time period, the non-disclosure obligation shall end two years following the termination of Employee’s employment for any reason. Employee also understands that trade secrets are protected by statute and are not subject to any time limits. Employee also agrees to contact BorgWarner before using, disclosing, or distributing any Confidential Information or trade secrets if Employee has any questions about whether such information is protected information.

4.    Immunity under the Defend Trade Secrets Act of 2016.  Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under the Act.

5.     Additional Legal Exceptions to Non-Disclosure Obligations.  Nothing in this Agreement is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Employee or Employee’s employment with BorgWarner when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Nothing in this Agreement is intended to restrict Employee’s legally protected right to discuss wages, hours or other working conditions with co-workers, or to engage in other protected activity.

CONFLICTS OF INTERESTS

6.Employee represents that at the Effective Date there are no conflicts of interests known to Employee that might arise between BorgWarner and others (including Employee) concerning the intellectual property, including patents and Confidential Information, of others, (including former employers of Employee), other than as identified, if applicable, in a separate statement attached to this Agreement as Exhibit A.

7.Employee shall inform BorgWarner, in writing, of any general area known to Employee where a conflict may possibly arise between BorgWarner and any rights in the intellectual property, including patents and Confidential Information, of Employee or others before Employee makes any detailed informative disclosure to BorgWarner of any information potentially affected by such rights and before Employee performs, or causes to be performed, any work for BorgWarner involving any such conflict, rights or information.

8.Employee represents that Employee is not subject to any non-compete agreements or restrictive covenant that prohibits Employee’s employment with BorgWarner. If Employee is uncertain, Employee should provide any such agreement to BorgWarner’s General Counsel.

NON-COMPETITION

9. Employee agrees that during Employee’s employment with BorgWarner and for two (2) years after the last day of Employee’s employment (the “Last Day”) regardless of the geographical area, Employee shall not, directly or indirectly, provide services (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) to or on behalf of a “Competitor” that: (a) are the same or similar in function or purpose to the services Employee provided to BorgWarner during the last three years of Employee’s employment with BorgWarner, and/or (b) will likely result in the disclosure of Confidential and Proprietary Information to a Competitor or the use of Confidential Information on behalf of a Competitor. The term “Competitor” means any individual (including employee) or entity engaged in or planning to become engaged in, the research or development, creation, production, manufacturing, marketing, leasing, selling, or servicing products or services competitive with any business segment or segments of BorgWarner in which the employee was actively engaged in or had substantial exposure of within the three (3) years prior to the Last Day. Employee recognizes that BorgWarner’s business is world-wide and that a geographic area encompassing the world is reasonable

10.Non-Solicitation and Non-Inducement of Customers. Employee agrees that during Employee’s employment with BorgWarner and for two (2) years after the Last Day, Employee shall not, individually or jointly with others, directly or indirectly: (1) solicit or attempt to solicit any Customer of BorgWarner or prospective Customer that BorgWarner has solicited or actively pursued within the last two (2) years prior to the Last Day relating to any products, services or technologies that are the same or similar in function or purpose to any past, present or future products, services or technologies of BorgWarner’s; (2) induce or encourage any Customer to terminate or reduce its relationship with BorgWarner or to otherwise cease to accept services or products from BorgWarner; and (3) otherwise divert or attempt to divert from BorgWarner business.

11.Non-Solicitation and Non-Inducement of Employees. Employee agrees that during Employee’s employment with BorgWarner and for two (2) years after the Last Day, Employee shall not, individually or jointly with others, directly or indirectly: (1) solicit, recruit, encourage, or attempt to solicit, recruit or encourage, or by assisting others in soliciting, recruiting or encouraging, any BorgWarner employee with whom Employee worked, had business contact, or about whom Employee gained non-public or Confidential Information (“Employees”) to terminate Employee’s employment with BorgWarner or find employment or work with another person or entity; (2) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with BorgWarner or find employment or work with another person or entity; (3) identify, provide or pass along to any person or entity the name, contact and/or background information about any employees or provide references or any other information about them; and/or (4) identify, provide or pass along to Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications.

12.Non-Interference of Vendors and Suppliers. Employee agrees that during Employee’s employment with BorgWarner and for one (1) year after the Last Day, Employee will not directly or indirectly interfere with BorgWarner’s relationships with its vendors and/or suppliers.

13.Covenants are Reasonable. The parties understand and agree that the covenants in this section are necessary and essential to protect BorgWarner’s proprietary and confidential business information and goodwill in its Customers and employees; that the area, duration and scope of the covenants in this section are reasonable and necessary to protect BorgWarner; that they do not unduly oppress or restrict Employee’s ability to earn a livelihood in Employee’s chosen profession; that they are not an undue restraint on Employee’s trade or any of the public interests that may be involved; that good and valuable consideration exists for Employee’s agreement to be bound by such covenants; and that BorgWarner has a legitimate business purpose in requiring Employee to abide by the covenants set forth in this section.

INVENTIONS

14.Employee agrees to assign and hereby assigns to BorgWarner, its successors and assigns or its nominees, all right, title, and interest in all intellectual property which Employee may conceive or first actually reduce to practice, either solely or jointly with others, during the term of employment and within six (6) months after termination of employment.

15.The term "intellectual property" is understood to include, but is not limited to, inventions, whether or not patentable or copyrightable, copyrightable subject matter and trade secrets which:

A.may be connected in any way with Employee's work;

B.relate in any way to the business or anticipated business of BorgWarner or its affiliates;

C.grow out of any work Employee may do for or on behalf of BorgWarner; or

D.were developed on BorgWarner’s time and/or with the use of BorgWarner’s data, facilities, or materials.

16.Employee agrees, upon the request of BorgWarner, to execute and deliver all documents and do all acts necessary to secure to BorgWarner, its successors and assigns, or its nominees, the entire right, title and interest in and to said intellectual property, including applications for protection of intellectual property rights under the laws and/or treaties of the United States and other countries, including international and regional systems, such as, without limitation, Letters Patent, Certificates of Invention, Utility Model or Design Registrations, and Copyright Registrations, PROVIDED the cost of preparing papers, assignments, and applications, and the cost of prosecution and maintenance of such applications for and/or Letters Patent, Certificates or Registrations, and all proceedings and litigation is borne by BorgWarner, its successors and assigns, or its nominees. Further, Employee agrees that any work of authorship which can be construed to be a "work for hire" under the provisions of the United States Copyright Act or similar laws of another country, if applicable, shall be considered a "work for hire".

17.It is understood that this Agreement shall not embrace nor include the inventions listed on Exhibit B (the "Reserved Inventions") attached hereto. Such Reserved Inventions were owned or controlled by Employee prior to the Effective Date and are provable by appropriate documentary evidence complying with the applicable legal requirements for proof of invention. Employee shall acquire no rights in the identified subject matter by virtue of this Agreement, and no confidential relationship with respect to said subject matter is created by any disclosure to BorgWarner.

18.Employees acknowledges that in the course of Employee’s employment and as part of Employee’s duties Employee may conceive or make, individually or with others, certain inventions, ideas, discoveries, developments, writings, designs, drawings, improvements and innovations, whether or not patentable, or capable of registration (collectively, "Inventions"); and Employee may develop or produce, individually or with others, certain works in which copyright and/or unregistered design right will subsist in various media, including but not limited to electronic materials (collectively, "Creative Works"), AND agrees that Employee will promptly disclose in writing to the Company all Inventions and Creative Works while employed and for one (1) year following the Last Day.
EMPLOYMENT

19.Employee and BorgWarner each reserve the right to terminate the employment relationship at any time, unless otherwise specifically prohibited by federal, state, or local statute.

20.Employee agrees that neither this Agreement nor any of BorgWarner’s policies, practices, or procedures that may be applicable to Employee during Employee's term of employment, nor any representation that is made to Employee, shall:

A.confer upon Employee any express or implied contractual right to continue in the employ of BorgWarner for any definite period of time; or

B.in any way affect the right and power of BorgWarner to dismiss or otherwise terminate the employment and compensation of Employee at any time for any reason, with or without notice or cause.

21.Upon termination of Employee's employment for any reason, Employee agrees to promptly deliver to BorgWarner all company property or information, including but not limited to all computers/laptops, drawings, blueprints, specifications, manuals, letters, cost and pricing lists, customer lists (including telephone numbers and electronic mail addresses), notes, notebooks, reports, and all other materials which have not been made public relating to BorgWarner's business and which are in Employee's possession or control.

22.Employee agrees to cooperate with respect to any investigation conducted by BorgWarner regarding potential violations of this Agreement. This includes Employee providing BorgWarner with a written statement detailing the identity of the entity for whom

Employee is providing services and the nature of the services that Employee is or will be providing to such entity and respond to other reasonable inquiries.

23.If Employee transfers to any parent, division, subsidiary corporation or affiliated corporation of BorgWarner, Employee agrees that this Agreement shall be assignable, without notice to Employee, to said parent, division, subsidiary corporation or affiliated corporation, and that 1) this Agreement shall be deemed automatically assigned thereto as of the date of such transfer and 2) the terms hereof shall remain in full force and effect unless and until expressly superseded by another agreement covering essentially the same subject matter.

24.Employee agrees to promptly notify the General Counsel of BorgWarner if, at any time during Employee’s employment or within two (2) years following the Last Day, Employee accepts a position to be employed, associated with, or represent any person, firm, association, partnership, corporation or other entity. Employee agrees to provide BorgWarner with such information as BorgWarner may request about the new position to allow BorgWarner to determine whether such position and duties would likely violate this Agreement (except that Employee need not provide any information that would constitute confidential or trade secret information).

MISCELLANEOUS

25.All confidentiality, restrictive covenant, and intellectual property obligations in this Agreement shall survive the Last Day and no dispute regarding any other provisions of this Agreement or regarding Employee’s employment or the termination of Employee’s employment shall prevent the operation and enforcement of these obligations.

26.Employee agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Employee and BorgWarner with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless it is agreed in writing and signed by Employee and the General Counsel of BorgWarner. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party. Employee represents and warrants that there are no other agreements with others that would in any way impede Employee’s full performance or that conflicts with this Agreement.

27.This Agreement shall be binding upon Employee’s heirs, executors, administrators and legal representatives and shall inure to the benefit of BorgWarner’s successors and assigns. Employee may not assign Employee’s rights and obligations under this Agreement without prior written consent of BorgWarner. BorgWarner may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of BorgWarner under this Agreement shall inure to the benefit of and be enforceable by any successor or assignee of BorgWarner. Nothing contained herein shall be construed as prohibiting BorgWarner or its successor or assign from pursuing any other remedy or right of action available under the law.

28.It is expressly understood and agreed that although Employee and BorgWarner consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving BorgWarner’s goodwill and other proprietary rights, should any one or more of the parts or subparts of a provision contained in this Agreement, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part or subpart of a provision of this Agreement or any other jurisdiction, but the parties agree that a court shall reform and construe this Agreement as if such invalid, illegal or unenforceable part or subpart of a provision had never been contained in this Agreement, and a court shall reform such part or subpart so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the parties intend that the parts and subparts in this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any legal proceeding, a court shall refuse to enforce all the parts and subparts, it is the intention of the parties that the remaining non-eliminated separate parts and subparts be enforced in such a proceeding.

29.This Agreement shall be interpreted and governed by the laws of the State of Michigan. The parties agree that any dispute, matter, or controversy involving claims of injunctive relief, monetary damages and/or employment-related matters arising out of, or related to this Agreement shall be initiated in the Oakland County Circuit Court, at Pontiac, Michigan, or in Federal Court for the Eastern District of Michigan.

30.Employee acknowledges and agrees that a breach of any provision of this Agreement by Employee will cause serious and irreparable injury to BorgWarner that will be difficult to quantify, and which may not be adequately compensated by monetary damages alone. In the event of a breach or threatened or intended breach of this Agreement by Employee, BorgWarner shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Employee further agrees that should Employee breach this Agreement, BorgWarner will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Employee to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by Employee, any subsequent employers, any business owned or operated by Employee, or any of Employee’s agents, heirs, or assigns. Employee shall also pay BorgWarner all reasonable costs and attorneys’ fees BorgWarner incurred because of Employee’s breach of any provisions of this Agreement.

31.This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. A signature made on a .PDF or facsimile copy of this Agreement or a signature to this Agreement transmitted by PDF or facsimile shall have the same effect as an original signature.

This Agreement has been executed by BorgWarner and Employee on the more recent date indicated below, to be effective as of Employee’s date of employment or transfer.

Employee	BorgWarner
By: /s/ Isabelle McKenzie Name: Isabelle McKenzie Title: Vice President Date: March 1, 2023	By: /s/ Tonit M. Calaway Name: Tonit M. Calaway Title: Executive Vice President, Chief Administration Officer, General Counsel and Secretary Date: March 1, 2023